Exhibit 99.11

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

July 14, 2011

Aberdeen Funds

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Dear Sir or Madam:

We have acted as counsel to Aberdeen Funds, a Delaware statutory trust (the “Trust”), in connection with the proposed acquisition by the series listed below that are offered by the Trust (the “Acquiring Funds”) of the assets and liabilities of the series listed below that are offered by Credit Suisse Large Cap Blend Fund, Inc., a Maryland corporation, and Credit Suisse Large Cap Blend II Fund, a series of Credit Suisse Capital Funds, a Massachusetts business trust, in exchange for shares of the applicable Acquiring Funds.

Credit Suisse	Aberdeen Funds
(Acquired Funds)	(Acquiring Funds)

Credit Suisse Large Cap Blend Fund, Inc.	Aberdeen U.S. Equity I Fund
Class A	Class A
Class B	Class A
Class C	Class C
Common Class	Institutional Service Class

Credit Suisse Large Cap Blend II Fund	Aberdeen U.S. Equity II Fund
Class A	Class A
Class B	Class A
Class C	Class C
Common Class	Class A

The aforementioned proposed acquisition is referred to herein as the “Reorganization.”

This opinion relates to shares of beneficial interest of the Trust (the “Shares”) (no par value per Share) to be issued in the Reorganization, and is furnished in connection with the filing of the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as

Philadelphia, PA • Malvern, PA • Harrisburg, PA • Wilmington, DE • Cherry Hill, NJ • Washington, DC

A Pennsylvania Limited Liability Partnership

amended, with respect to the Reorganization (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”).

In connection with giving this opinion, we have examined copies of the Trust’s Certificate of Trust as filed with the Secretary of the State of Delaware on September 27, 2007, Amended and Restated Agreement and Declaration of Trust dated December 12, 2007, as amended to date (the “Trust Agreement”), Amended and Restated By-Laws of the Trust dated December 12, 2007, as amended to date (the “By-Laws”), resolutions of the Board of Trustees of the Trust adopted at a meeting held on June 7, 2011 relating to the Acquiring Funds and adopted at a Special Telephonic Meeting held on June 28, 2011 relating to the Reorganization, a Good Standing Certificate from the Secretary of the State of Delaware dated July 13, 2011, the form of Agreement and Plan of Reorganization with respect to the Reorganization (the “Reorganization Agreement”) and the Registration Statement to be filed on July 15, 2011 and such other documents and records as we have deemed necessary or advisable for purposes of this opinion.  As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.  Additionally, we have assumed that: (i) the Trust will remain a valid and existing statutory trust under the laws of the State of Delaware, and the provisions of the Trust Agreement and By-Laws relating to the issuance of the Shares will not be modified or eliminated; (ii) the registration with the SEC of an indefinite number of the Shares will remain effective; (iii) the Shares of the Acquiring Funds will be issued in accordance with the Trust Agreement, By-Laws, Reorganization Agreement and resolutions relating to the creation, authorization and issuance of shares and to the Reorganization (the “Resolutions”); (iv) the Resolutions will not be modified or withdrawn and will be in full force and effect on the date of issuance of such shares; (v) the Shares of the Acquiring Funds will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating to the Reorganization included in the Registration Statement, and that the payment for such shares will have been at least equal to the net asset value of such Shares; (vi) all documents submitted to us as originals are authentic, the signature(s) thereon are genuine and the persons signing the same were of legal capacity; (vii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (viii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit.  There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations.  The Trust Agreement also provides for indemnification out of property of a Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund; provided the liability arises solely as a result of the shareholder’s status as a shareholder of the Trust and not as a result of such shareholder’s acts or omissions.  Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

On the basis of and subject to the foregoing, we are of the opinion that upon (i) the execution of the Reorganization Agreement by duly authorized officers of the Trust; and (ii) the prior satisfaction of the conditions contained in the Reorganization Agreement, the Shares, when issued pursuant to the Reorganization Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval.  This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  However, this does not constitute a consent under Section 7 of the Securities Act of 1933, and we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the SEC issued thereunder.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:	/s/ Kenneth L. Greenberg
Kenneth L. Greenberg, Esq., a Partner

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